Exhibit 99.1

Contacts at the Company:
William H. Baumhauer, CEO
Frederick J. Dreibholz, CFO
Telephone: (303) 804-1333
Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
      October 26, 2004

CHAMPPS ENTERTAINMENT, INC. ANNOUNCES FIRST QUARTER DILUTED
EARNINGS PER SHARE OF $0.11

        Littleton, Colo. – October 26, 2004 — Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2005 first quarter ended October 3, 2004.

        Highlights for the quarter included:

•	Revenues increased 13.5 percent over the same quarter in the prior year to $55,497,000. First quarter fiscal 2005 had 14 operating weeks compared to 13 operating weeks for fiscal 2004.

•	Restaurant operating and franchise contribution increased 18.8 percent to $5,730,000.

•	Income from operations increased 131 percent to $1,884,000.

•	Earnings per diluted share increased 120 percent to $0.11.

        Total revenues for the first quarter increased 13.5 percent to $55,497,000 versus $48,885,000 for the first quarter of last fiscal year. The revenue increase was primarily due to the first quarter of 2005 being a 14 week period while the first quarter of 2004 was a 13 week period.

        Earnings per diluted share for the first quarter were $0.11 compared with $0.05 for the same quarter last year. Net income for the first quarter was $1,394,000 compared with $604,000 reported in the comparable quarter a year ago.

        Comparable same store sales increased 4.6 percent for the first quarter of fiscal 2004 versus our first quarter of last year. Comparable food sales increased 4.3 percent while comparable alcohol sales increased 5.6 percent. This increase was the result of an additional week in this year’s first quarter versus last year’s first quarter.

        Total restaurant contribution margin was 10.1 percent for the first quarter this year compared with 9.6 percent for the comparable period last year. Strategic initiatives implemented in our second quarter of fiscal 2004 continued to positively impact margins as product costs improved 30 basis points versus last year and labor costs improved 100 basis points versus last year. Other operating expenses increased 70 basis points versus last year primarily as the result of higher utility costs, marketing expenses and repairs and maintenance.

        Occupancy expense improved 10 basis points for the first quarter as compared to the first quarter of last year. Depreciation and amortization expense increased 20 basis points for the first quarter as compared to the first quarter of last year. Both occupancy expenses and depreciation and amortization were positively impacted by the extra week of sales as a percent of sales.

        Preopening expenses for the quarter were $213,000 or $0.02 per diluted share compared to $839,000 or $0.07 per diluted share for the comparable quarter in the prior year. The Company did not open any restaurants this quarter compared to three restaurant openings in the comparable period last year.

        General and administrative expenses for the first quarter were $3,091,000 or 5.6 percent of revenues compared to $2,548,000 or 5.2 percent of revenues in the comparable period last fiscal year. General and administrative expenses increased primarily due to the addition of field support staff and staff relocations to assist with the growth of our concept.

        Expenses related to the training of new restaurant managers and their travel and temporary housing during their training periods have been reclassified from restaurant operating expenses to general and administrative expenses for fiscal 2005. This reclassification was made to provide better comparability with other restaurant companies. As a result, amounts on the 2004 income statement have been reclassified to conform to the fiscal 2005 presentation. The amounts reclassified to general and administrative expense on the 2004 income statement were $79,000 of labor costs and $14,000 of other operating expenses. The Company incurred $257,000 and $31,000, respectively, for management training and travel and temporary housing during training in the first quarter of fiscal 2005.

        Expenses related to predecessor companies increased as the result of the accrual of a $301,000 grant of attorneys’ fees related to the McCrea vs. Daka matter. Daka is a predecessor company of Champps’ for which we have assumed liabilities from 1997 and earlier. Daka has filed a motion to alter or amend the judgment.

        The Company has successfully opened one restaurant in the second quarter of fiscal 2005 and intends to open one more restaurant in the quarter. Both restaurants are located in the Philadelphia market where there are two existing Champps restaurants. In addition, the Company intends to open one restaurant in Cleveland during the third quarter. We are currently in negotiations on three additional restaurant sites that we anticipate will open in the fourth quarter of fiscal 2005.

        William H. Baumhauer, Champps’ chairman, president and chief executive officer, commented: “Our first quarter earnings were in-line with our expectations. We continue to see improvement in our restaurant operating margins as a result of our initiatives over the past year. These efforts resulted in a 50 basis point improvement to our restaurant operating contribution margin this quarter versus the comparable period last year.

        Sales for the first quarter were below expectations. Several factors impacted our sales negatively this quarter including the Olympics, the presidential debates and adverse weather in Florida and the Southeast. We are continuing to focus on restaurant level execution and in-store promotions to enhance our guests’ experience in our restaurants.”

        Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 49 and franchises 12 Champps restaurants in 22 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

        Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the factors that could cause actual results to differ materially from those provided in this press release are: the ability of the Company to open and operate additional restaurants profitably, the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

(Financial Tables to Follow)

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	October 3, 2004	September 28, 2003
Revenue
Sales	$55,344	$48,747
Franchising and royalty, net	153	138

Total revenue	55,497	48,885

Costs and expenses
Restaurant operating expenses:
Product costs	15,366	13,710
Labor costs	17,619	15,985
Other operating expenses	9,199	7,737
Occupancy	4,967	4,445
Depreciation and amortization	2,616	2,185

Total restaurant operating expenses	49,767	44,062

Restaurant operating and franchise contribution	5,730	4,823
General and administrative expenses	3,091	2,548
Pre-opening expenses	213	839
Other (income) expense	(142)	33

Income from operations	2,568	1,403
Other (income) expense:
Interest expense and income, net	374	549
Expenses related to predecessor companies	310	39

Income before income taxes	1,884	815
Income tax expense	490	211

Net income	$1,394	$604

Basic income per share:	$0.11	$0.05

Diluted income per share:	$0.11	$0.05

Basic weighted average shares outstanding	12,822	12,775

Diluted weighted average shares outstanding	13,079	12,860

Supplemental Information -- Restaurant Operating Expenses
            (Stated as a percentage of restaurant sales)

	Three Months Ended
	October 3, 2004	September 28, 2003
Product costs	27.8%	28.1%
Labor costs	31.8%	32.8%
Other operating expenses	16.6%	15.9%
Occupancy	9.0%	9.1%
Depreciation and amortization	4.7%	4.5%
Sales	$55,344	$48,747
Less: Total restaurant operating expenses	49,767	44,062

Restaurant contribution	$5,577	$4,685

Total restaurant contribution margin	10.1%	9.6%

General and administrative expense	5.6%	5.2%

(Stated as a percentage of total revenue)

Champps Entertainment, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except share data)
(Unaudited)

	October 3, 2004	June 27, 2004
ASSETS
Current assets:
Cash and cash equivalents	$—	$1,449
Restricted cash	—	101
Accounts receivable	3,272	3,046
Inventories	4,206	4,394
Prepaid expenses and other current assets	3,371	1,782
Deferred tax assets	2,825	2,825

Total current assets	13,674	13,597
Property and equipment, net	90,983	89,153
Goodwill	5,069	5,069
Deferred tax assets	20,828	21,093
Other assets, net	2,764	2,581

Total assets	$133,318	$131,493

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft	$1,753	$—
Accounts payable	4,055	4,315
Accrued expenses	8,840	9,178
Current portion of long-term debt	955	942

Total current liabilities	15,603	14,435
Long-term debt, net of current portion	16,903	17,621
Other long-term liabilities	20,904	20,897

Total liabilities	53,410	52,953

Commitments and contingencies
Shareholders' equity
Preferred stock ($.01 par value per share; authorized 5,000,000 shares;
none issued)	—	—
Common stock ($.01 par value per share; authorized 30,000,000 shares; 13,319,777 and 13,285,253 shares issued at October 3, 2004
and June 27, 2004, respectively)	133	133
Additional paid-in capital	90,591	90,393
Accumulated deficit	(7,233)	(8,627)
Accumulated other comprehensive income	—	224
Treasury stock, at cost (471,588 shares)	(3,583)	(3,583)

Total shareholders' equity	79,908	78,540

Total liabilities and shareholders' equity	$133,318	$131,493